Exhibit 99.1

Contact:	Robert P. Borchert	The Advisory Board Company
	VP Investor Relations	2445 M Street, N.W.
	202.266.6240	Washington, D.C. 20037
	IR@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS THIRD QUARTER RESULTS

WASHINGTON, D.C. — (November 1, 2016) — The Advisory Board Company (NASDAQ: ABCO), a leading provider of research, technology, and consulting to health care organizations and educational institutions, today announced financial results for the third quarter and nine-month period ended September 30, 2016.

“We delivered a solid quarter across a number of important performance metrics,” said Robert Musslewhite, Chairman and Chief Executive Officer of The Advisory Board Company, “and we continued to make important improvements to the operations and organization of our business in accordance with the strategy we outlined at the beginning of the year. We were especially pleased to have recorded over $1.25 billion in documented value delivered to our members, putting us on track to exceed our annual target of $1.5 billion. While our revenue came in at the low end of our guidance range, importantly, our scalable business model and capital deployment continue to drive profit growth faster than revenue on a year-to-date basis.

“Our Company’s research, technology, and consulting expertise is a true market differentiator, which is more important than ever as our members are facing a tremendous amount of complexity and will continue to need our help with a range of critical, strategic decisions. We continue to focus on ensuring that The Advisory Board Company is set up well to capitalize on these opportunities,” Mr. Musslewhite concluded.

Third Quarter Financial Review

(In millions, except per share amounts)	3Q-16		3Q-15	% Change [a]
Revenue	$200.5		$200.5	(0.0)%
Net income	37.5	[b]	0.7	nm
Earnings per diluted share (EPS)	0.93		0.02	nm
Adjusted EBITDA (non-GAAP)	41.0		43.7	(6.2)%
Adjusted EPS (non-GAAP)	$0.28		$0.33	(15.2)
Weighted average shares-diluted	40.5		42.8	(5.4)%

a)	nm – not meaningful
b)	Includes a $34.7 million gain from equity method investments from the sale of Evolent Health common stock in the period.

Revenue was $200.5 million for the quarter ended September 30, 2016, compared to $200.5 million for the same quarter a year ago. Net income was $37.5 million, or $0.93 per diluted share, for the third quarter of 2016, compared to net income of $0.7 million, or $0.02 per diluted share, for the third quarter of 2015.

Contract value increased 3.4% to $786.2 million as of September 30, 2016, compared to $760.3 million as of September 30, 2015.

Adjusted EBITDA was $41.0 million for the third quarter of 2016, compared to $43.7 million for the third quarter of 2015. Adjusted EPS was $0.28 for the third quarter of 2016, compared to $0.33 for the third quarter last year.

Nine-Month Financial Review

(In millions, except per share amounts)	First Nine Months 2016	First Nine Months 2015		% Change
Revenue	$599.6	$563.4		6.4%
Net income (loss)	55.4	(13.7)		nm
Earnings (loss) per diluted share (EPS)	1.35	(0.33)		nm
Adjusted revenue (non-GAAP)	599.6	575.9	[c]	4.1%
Adjusted EBITDA (non-GAAP)	136.1	128.2		6.2
Adjusted EPS (non-GAAP)	$1.21	$1.02		18.6
Weighted average shares-diluted	41.0	42.4	[d]	(2.2)%

c)	Reflects the effect on revenue of fair value adjustments to acquired deferred revenue.
d)	For non-GAAP purposes, the Company has net income and, therefore, used adjusted diluted shares in its calculation of adjusted EPS.

Revenue increased 6.4% to $599.6 million for the nine-month period ended September 30, 2016, compared to $563.4 million for the same period in 2015. Net income was $55.4 million, or $1.35 per diluted share, for the nine-month period ended September 30, 2016, compared to a net loss of $13.7 million, or a loss of $0.33 per diluted share, for the same period in 2015.

Adjusted revenue of $575.9 million for the nine-month period in 2015 reflects the effect on revenue of fair value adjustments to acquired deferred revenue. Adjusted EBITDA was $136.1 million for the first nine months of 2016, compared with $128.2 million for the same period in 2015. Adjusted EPS was $1.21 for the nine-month period ended September 30, 2016, compared to $1.02 for the same period of 2015.

Balance Sheet and Capital Deployment

The Company’s balance sheet at September 30, 2016 included $529.0 million in total debt, excluding $55.1 million in cash and cash equivalents. This equates to a leverage ratio of approximately 2.9, compared to 3.2 at December 31, 2015.

During the three months ended September 30, 2016, the Company sold approximately 20% of its equity holdings in Evolent Health for $48.6 million in cash. The Company also repurchased 211,011 shares of its own common stock during the three-month period at a total cost of $8.0 million. Since the beginning of 2015, the Company has repurchased approximately 3.0 million shares of its common stock. As of September 30, 2016, the Company had $36.5 million remaining on its share repurchase authorization.

2016 Financial Guidance

The Company updated its financial guidance for calendar year 2016, as follows:

(In millions, except per share amounts)	CY-16 Guidance	CY-15 Actual	Y-Y % Change
Revenue	$817.0 - 819.0	$780.8	4.6 - 4.9%
Adjusted EBITDA (non-GAAP)	190.0 - 192.0	171.7	10.7 – 11.8
Adjusted EPS (non-GAAP)	$1.83 - 1.86	$1.51	21.2 – 23.2
Weighted average shares-diluted	41.0	42.4	(3.3)%

Conference Call Information

As previously announced, The Advisory Board Company will hold a conference call to discuss its financial and operating performance today, November 1, 2016, at 5:30 p.m. Eastern Time. The Company invites all interested parties to attend the conference call, including the lenders under the Company’s senior secured credit facilities. The call will be available via live webcast on the Company’s website at investors.advisoryboardcompany.com. The webcast and accompanying slide presentation will be archived on the Company’s website for at least 30 days.

To participate by telephone, please dial 888-336-7150 (or 412-902-4176 for international callers). Participants are advised to dial in at least five minutes prior to the call to register.

About The Advisory Board Company

The Advisory Board Company is a best practices firm that uses a combination of research, technology, and consulting to improve the performance of 5,500+ health care organizations and educational institutions. Headquartered in Washington, D.C., with offices worldwide, The Advisory Board Company forges and finds the best new ideas and proven practices from its network of thousands of leaders, then customizes and hardwires them into every level of member organizations, creating enduring value. For more information, visit www.advisoryboardcompany.com.

Non-GAAP Financial Measures

This news release presents information about the Company’s adjusted revenue, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted effective tax rate, and adjusted weighted average common shares outstanding-diluted, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measures is provided in the accompanying tables found at the end of this release for each of the fiscal periods indicated.

No reconciliation of the Company’s 2016 adjusted EBITDA and adjusted EPS guidance, both of which exclude the impact and tax-effected impact of M&A related charges, share-based compensation expense, and other fair value and non-cash charges is included in the financial schedules included in this news release. The Company is not able, without unreasonable efforts, to accurately forecast the excluded items at the level of precision that would be required to be included in the reconciliations.

Caution Regarding Forward-Looking Statements

Statements in this news release that relate to future results and events are forward-looking statements and are based on the Company’s expectations as of the date of this news release. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “plan,” “potential,” “should,” “will,” “would,” or similar words or expressions. Forward-looking statements in this news release include the Company’s expectations regarding its performance and results for fiscal 2016 with respect to revenue, adjusted EBITDA, adjusted EPS, and weighted average shares-diluted.

Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties, and other factors, including those relating to: factors that adversely affect the financial condition of the health care and education industries; federal and state law and regulations governing the health care and education industries and our members’ and our respective compliance with those applicable laws and regulations; effects of federal and state privacy and security laws and cyberattacks and other data security breaches; liability for failure to provide accurate information or for deficient submissions to third party payors; compliance with federal and state laws governing healthcare fraud and abuse or reimbursement; the Company’s ability to attract new members, obtain renewals from existing members, and sell additional products and services; maintenance of the Company’s reputation and expansion of its name recognition; the Company’s ability to offer new and valuable products and services; effects of competition; the Company’s ability to maintain a highly-skilled workforce; unsuccessful design or implementation of our software or delivery of our consulting and management services; delays in generating revenue; disruptions in service or operational failures at our data centers or at other service provider locations; ability to collect and maintain member and third party data and to obtain proper permissions and waivers for use and disclosure of information received from members or on their behalf; maintenance of third-party providers and strategic alliances and entry into new alliances; ability to license, integrate, and access third-party technologies and data; potential liability claims; protection of the Company’s intellectual property; claims of infringement, misappropriation, or violation of proprietary rights of third parties; limitations associated with use of open source technology; estimates and assumptions used to prepare the Company’s consolidated financial statements and any changes made to those estimates; any significant increase in bad debt in excess of recorded estimates; failure to realize the anticipated benefits of the Company’s acquisition of Royall; the inability to integrate successfully the operations of Royall and other acquisitions into the Company’s business; business and financial risks associated with the pursuit of acquisition opportunities; any significant additional impairment of the Company’s goodwill; the Company’s ability to realize a return on its strategic investments; potential imposition of sales and use taxes on sales of the Company’s services; the Company’s ability to realize fully its deferred tax assets; the potential effects of changes in, or interpretations of, tax rules on our effective tax rates; inherent limitations in, and the potential impact of any failure to maintain, effective internal control over financial reporting; effects of issuance of additional capital stock; provisions in the Company’s charter and bylaws that could discourage takeover attempts; and limitations caused by our level of debt, interest payment obligations, and covenants under our senior credit agreement.

This list of risks, uncertainties, and other factors is not complete. The Company discusses some of these matters more fully, as well as certain risk factors that could affect the Company’s business, financial condition, results of operations, and prospects, in its filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q, and current reports on Form 8-K. These filings are available for review through the Securities and Exchange Commission’s website at www.sec.gov. Any or all forward-looking statements the Company makes may turn out to be wrong, and can be affected by inaccurate assumptions the Company might make or by known or unknown risks, uncertainties, and other factors, including those identified in this news release. Accordingly, you should not place undue reliance on the forward-looking statements made in this news release, which speak only as of its date. The Company does not undertake to update any of its forward-looking statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

THE ADVISORY BOARD COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

AND OTHER OPERATING STATISTICS

(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
Statements of Income
Revenue (1)	$200,455	$200,492	0.0%	$599,572	$563,397	6.4%

Cost of services, excluding depreciation and amortization (2) (3) (4)	104,215	101,362	2.8%	296,604	289,388	2.5%
Member relations and marketing (2) (3)	32,706	30,792	6.2%	97,819	90,893	7.6%
General and administrative (2) (3) (5)	32,227	30,678	5.0%	96,274	93,205	3.3%
Depreciation and amortization (6)	19,173	18,509	3.6%	57,857	54,282	6.6%

Operating income	12,134	19,151	-36.6%	51,018	35,629	43.2%
Other expense
Interest expense	(4,530)	(5,450)	-16.9%	(13,738)	(16,333)	-15.9%
Other expense, net	(1,516)	(1,150)		(2,380)	(2,280)
Loss on financing activities	—	—		—	(17,398)

Total other expense, net	(6,046)	(6,600)		(16,118)	(36,011)

Income (loss) before provision for income taxes and gain (loss) from equity method investments	6,088	12,551		34,900	(382)
Provision for income taxes	3,279	8,590		13,812	11,684
Gain (loss) from equity method investments	34,729	(3,289)		34,284	(1,668)

Net income (loss)	$37,538	$672		$55,372	$(13,734)

Net income (loss) per share
Basic	$0.94	$0.02		$1.36	$(0.33)
Diluted	$0.93	$0.02		$1.35	$(0.33)
Weighted average common shares outstanding
Basic	40,102	42,320		40,651	41,900
Diluted	40,492	42,788	-5.4%	40,977	41,900	-2.2%
Contract Value (at end of period)	$786,186	$760,301	3.4%

Percentages of Revenue
Cost of services, excluding depreciation and amortization (2) (3) (4)	52.0%	50.6%		49.5%	51.4%
Member relations and marketing (2) (3)	16.3%	15.4%		16.3%	16.1%
General and administrative (2) (3) (5)	16.1%	15.3%		16.1%	16.5%
Depreciation and amortization (6)	9.6%	9.2%		9.6%	9.6%
Operating income	6.1%	9.6%		8.5%	6.3%
Net income (loss)	18.7%	0.3%		9.2%	-2.4%
(1) Amounts include effect on revenue of fair value adjustments to acquisition-related deferred revenue, as follows:

Revenue	—	—		—	12,499

(2) Amounts include stock-based compensation, as follows:

Cost of services	2,443	2,423		7,123	6,881
Member relations and marketing	1,342	1,306		3,843	3,907
General and administrative	4,182	3,365		11,948	11,342

(3) Amounts include Build to suit land rent, as follows:

Cost of services	445	—		1,348	—
Member relations and marketing	329	—		984	—
General and administrative	157	—		469	—

(4) Amounts include fair value adjustments of acquisition-related earn-out liabilities, as follows:

Cost of services	788	(1,057)		1,493	(2,140)

(5) Amounts include acquisition and transaction related costs, as follows:

General and administrative	—	—		—	6,610

(6) Amounts include amortization of acquisition-related intangibles, as follows:

Depreciation and amortization	7,026	7,740		21,425	23,320

THE ADVISORY BOARD COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,088	$71,825
Membership fees receivable, net	621,904	605,444
Prepaid expenses and other current assets	20,262	22,543

Total current assets	697,254	699,812

Property and equipment, net	207,608	183,057
Intangible assets, net	260,039	274,721
Deferred incentive compensation and other charges	66,554	81,181
Goodwill	739,507	738,200
Investments in unconsolidated entities	—	706
Other non-current assets	—	1,800

Total assets	$1,970,962	$1,979,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue, current	$570,403	$581,471
Accounts payable and accrued liabilities	77,193	74,879
Accrued incentive compensation	24,126	41,173
Debt, current	42,145	27,743

Total current liabilities	713,867	725,266

Deferred revenue, net of current portion	167,639	173,953
Deferred income taxes, net of current portion	81,811	93,893
Debt, net of current portion	486,880	522,086
Financing obligation	33,186	2,700
Other long-term liabilities	16,982	12,488

Total liabilities	1,500,365	1,530,386

Stockholders’ equity:
Common stock	401	416
Additional paid-in capital	774,103	744,333
Accumulated deficit	(302,085)	(295,860)
Accumulated other comprehensive income	(1,822)	202

Total stockholders’ equity	470,597	449,091

Total liabilities and stockholders’ equity	$1,970,962	$1,979,477

THE ADVISORY BOARD COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$55,372	$(13,734)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	57,857	54,282
Loss on financing activities	—	17,398
Amortization of debt issuance costs	1,017	983
Deferred income taxes	(9,776)	9,912
Excess tax benefits from stock-based awards	(3,925)	(2,804)
Stock-based compensation expense	22,914	22,130
(Gain) loss on investment in common stock warrants	—	(70)
Loss on cost method investment	1,800	—
Equity in losses of equity method investments	453	1,668
Gain on partial sale of equity method investment	(34,737)	—
Changes in operating assets and liabilities (net of the effect of acquisition):
Membership fees receivable	(16,460)	(35,774)
Prepaid expenses and other current assets	11,945	7,596
Deferred incentive compensation and other charges	14,495	2,977
Other non-current assets	—	(258)
Deferred revenue	(17,382)	58,469
Accounts payable and accrued liabilities	(9,898)	(5,595)
Acquisition-related earn-out payments	(1,432)	(2,198)
Accrued incentive compensation	(17,047)	(4,222)
Other long-term liabilities	1,263	(3,203)

Net cash provided by operating activities	56,459	107,557

Cash flows from investing activities:
Purchases of property and equipment	(34,808)	(39,498)
Capitalized external-use software development costs	(2,434)	(2,965)
Cash paid for acquisitions, net of cash acquired	(1,900)	(746,693)
Cash paid for investment in equity method investment	—	(3,006)
Redemptions of marketable securities	—	14,714
Cash received from partial sale of equity method investment	48,565	—

Net cash provided by (used in) investing activities	9,423	(777,448)

Cash flows from financing activities:
Proceeds from debt, net	17,000	1,280,292
Pay down of debt	(38,562)	(739,377)
Debt issuance costs	—	(2,568)
Proceeds from issuance of common stock, net of selling costs	—	148,786
Proceeds from issuance of common stock from exercise of stock options	3,337	3,262
Withholding of shares to satisfy minimum employee tax withholding	(3,473)	(6,058)
Proceeds from issuance of stock under employee stock purchase plan	370	389
Acquisition-related earn-out payments	(3,600)	(1,500)
Excess tax benefits from stock-based awards	3,925	2,804
Purchases of treasury stock	(61,616)	(33,000)

Net cash (used in) provided by financing activities	(82,619)	653,030

Net decrease in cash and cash equivalents	(16,737)	(16,861)
Cash and cash equivalents, beginning of period	71,825	72,936

Cash and cash equivalents, end of period	$55,088	$56,075

THE ADVISORY BOARD COMPANY

FINANCIAL HIGHLIGHTS AND RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$200,455	$200,492	$599,572	$563,397
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—	—	—	12,499

Adjusted revenue	$200,455	$200,492	$599,572	$575,896

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$37,538	$672	$55,372	$(13,734)
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—		—	12,499
(Gain) loss from equity method investments	(34,729)	3,289	(34,284)	1,668
Provision for income taxes	3,279	8,590	13,812	11,684
Loss on financing activities	—	—	—	17,398
Interest expense	4,530	5,450	13,738	16,333
Other expense, net	1,516	1,150	2,380	2,280
Depreciation and amortization	19,173	18,509	57,857	54,282
Acquisition and similar transaction charges	—	—	—	6,610
Fair value adjustment to acquisition-related earn-out liabilities	788	(1,057)	1,493	(2,140)
Build-to-suit land rent	931	—	2,801	—
Vacation accrual adjustment	—	—	—	(850)
Stock-based compensation expense	7,967	7,094	22,914	22,130

Adjusted EBITDA	$40,993	$43,697	$136,083	$128,160

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$37,538	$672	$55,372	$(13,734)
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—	—	—	12,499
(Gain) loss from equity method investments	(34,729)	3,289	(34,284)	1,668
Amortization of acquisition-related intangibles	7,026	7,740	21,425	23,320
Loss on financing activities	—	—	—	17,398
Acquisition and similar transaction charges	—	—	—	6,610
Fair value adjustment to acquisition-related earn-out liabilities	788	(1,057)	1,493	(2,140)
Gain on investment in common stock warrants	—	—	—	(70)
Loss on cost method investment	1,800	—	1,800	—
Build-to-suit land rent	931	—	2,801	—
Vacation accrual adjustment	—	—	—	(850)
Stock-based compensation expense	7,967	7,094	22,914	22,130
Income tax effects and adjustments	(9,980)	(3,494)	(21,743)	(23,148)

Adjusted net income	$11,341	$14,244	$49,778	$43,683

THE ADVISORY BOARD COMPANY

FINANCIAL HIGHLIGHTS AND RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) per share - diluted	$0.93	$0.02	$1.35	$(0.33)
Effect on revenue of fair value adjustments to acquisition-related deferred revenue	—	—	—	0.29
(Gain) loss from equity method investments	(0.86)	0.08	(0.84)	0.04
Amortization of acquisition-related intangibles	0.18	0.18	0.52	0.55
Loss on financing activities	—	—	—	0.41
Acquisition and similar transaction charges	—	—	—	0.16
Fair value adjustment to acquisition-related earn-out liabilities	0.02	(0.03)	0.04	(0.05)
Gain on investment in common stock warrants	—	—	—	—
Loss on cost method investment	0.04	—	0.04	—
Build-to-suit land rent	0.02	—	0.07	—
Vacation accrual adjustment	—	—	—	(0.02)
Stock-based compensation expense	0.20	0.16	0.56	0.53
Income tax effects and adjustments	(0.25)	(0.08)	(0.53)	(0.55)

Non-GAAP adjusted earnings per share	$0.28	$0.33	$1.21	$1.03

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Effective tax rate	53.9%	68.4%	39.6%	-3058.6%
Effect on tax rate of Washington, D.C. tax law change including write-off of DC income tax credits	0%	0%	0%	3241%
Effect on tax rate of loss on financing activities	0%	-9%	0%	-18%
Effect on tax rate of equity method investment related FIN 48 liability	0%	0%	0%	0%
Effect on tax rate of Royall acquisition costs and other tax items	0%	-14%	0%	-120%

Adjusted effective tax rate	53.9%	45.9%	39.6%	44.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Weighted average common shares outstanding - diluted	40,492	42,788	40,977	41,900
Dilutive shares outstanding (1)	—	—	—	525

Adjusted weighted average common shares outstanding - diluted	40,492	42,788	40,977	42,425

(1)	For non-GAAP purposes, the Company has net income and, therefore, used adjusted diluted shares in its calculation of non-GAAP adjusted EPS.

Non-GAAP Financial Presentation

The non-GAAP financial reconciliation tables present supplemental measures of our performance which we have derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” We refer to these financial measures, which are considered “non-GAAP financial measures” under SEC rules, as adjusted revenue, adjusted EBITDA, adjusted net income, non-GAAP earnings per diluted share, adjusted effective tax rate, and adjusted weighted average common shares outstanding-diluted.

Our management uses these non-GAAP financial measures, together with financial measures prepared in accordance with GAAP, to enhance understanding by investors of our core operating performance, as well as for internal forecasting purposes. Our management believes that providing information about these non-GAAP financial measures facilitates an assessment by our investors of our fundamental operating trends and addresses concerns of investors that various financing, acquisition-related, non-cash and other effects included in GAAP measures may obscure such underlying trends. We believe that, by highlighting such trends relating to our underlying performance, our non-GAAP presentation helps our investors to make meaningful period-to-period comparisons of our results.

There are limitations to the use of our non-GAAP financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Our non-GAAP financial measures exclude the items discussed below. Because the excluded items have a material impact on our financial results, we use non-GAAP financial measures to supplement financial information presented in accordance with GAAP.

Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are set forth below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. The discussion below presents information about each of the non-GAAP financial measures and our reasons for excluding the enumerated items from our non-GAAP results. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual.

Adjusted Net Income and Adjusted Earnings Per Share-Diluted

The Company presents adjusted net income and adjusted earnings per share-diluted to provide investors with a meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. Our management believes that these measures are also useful to investors by allowing investors to evaluate the Company’s operations using the same tools that management uses to evaluate the Company’s past performance and prospects for future performance. These two non-GAAP financial measures reflect adjustments based on the exclusion of the following items as well as adjustments for related income tax effects:

•	Effect on revenue of fair value adjustments to acquisition-related deferred revenue: The Company adjusts revenue to exclude the impact of acquisition-related deferred revenue fair value adjustments. Our management believes that the adjustments for these items more closely correlate the reported financial measure with the ordinary and ongoing course of the Company’s operations.

•	Gain (loss) from equity method investments: The Company has excluded its proportional share of income (loss) and other gains recorded in connection with its equity method investments. Our management believes that the exclusion of such amounts allows investors to better understand the Company’s core operating results.

•	Amortization of acquisition-related intangible assets: Amortization of acquisition-related intangible assets consists of amortization of customer relationships, developed technology and trade names. Amortization charges for acquired intangible assets are significantly affected by the timing and magnitude of our acquisitions, and these charges may vary in amount from period to period. We exclude these charges to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•	Loss on financing activities: The Company has excluded loss on financing activities, as this item represents a non-cash charge. In addition, the amount and frequency of such charges are not consistent over time and are significantly affected by the timing and size of debt refinancing transactions.

•	Acquisition and similar transaction charges: The Company has excluded certain acquisition-related charges resulting from acquisitions (including legal, accounting and due diligence costs) to allow more comparable comparisons of our financial results to our historical operations. Such charges generally are not relevant to assessing the long-term performance of the acquired assets, and are not a material consideration in management’s evaluation of potential acquisitions. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired.

•	Fair value adjustments to acquisition-related earn-out liabilities: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. The amount and frequency of such adjustments are not consistent across transactions and are significantly affected by the timing and size of our acquisitions, the future outlook of the acquired business, the estimated discount rate, and the nature of the transaction consideration.

•	Stock-based compensation expense: Although stock-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense because the expense can vary significantly from period to period based on the Company’s share price, as well as the timing, size and nature of equity awards granted. In addition, our management believes that the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other companies, many of which also exclude such expense in determining their non-GAAP financial measures.

•	Other corporate expenses: The Company has excluded certain other expenses that are the result of other, non-comparable events, primarily charges associated with the fair valuing of certain equity instruments. These events arise outside of the ordinary course of our continuing operations. We exclude these charges to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

Adjusted EBITDA

Adjusted EBITDA reflects the adjustments to net income prepared on a GAAP basis, as discussed above, and, to the extent not already subject to such adjustments, excludes expenses related to interest, taxes, depreciation and amortization. Companies exhibit significant variations with respect to capital structure and cost of capital (which affect relative interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. By eliminating some of these variations and reflecting the other adjustments, discussed above, our management believes that this non-GAAP financial measure allows investors to evaluate more effectively our fundamental operating performance relative to that of other companies.

Adjusted Revenue

The Company adjusts revenue to exclude the impact of acquisition-related deferred revenue fair value adjustments. Our management believes that the adjustments for these items more closely correlate the reported financial measure with the ordinary and ongoing course of the Company’s operations.

Adjusted Effective Tax Rate

Adjusted effective tax rate is the effective tax rate prepared on a GAAP basis adjusted for the impact of certain non-cash items included in the effective tax rate, including changes in statutory tax regulations and other items that are not indicative of our ongoing operations. We exclude these items because our management believes this non-GAAP financial measure will facilitate the comparison by investors of our annual effective tax rates over time. The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes, which excludes specified items and the tax effects of the other non-GAAP adjustments (using statutory rates), by the adjusted income before the provision for income taxes.

There are various limitations associated with the non-GAAP financial measures we use, including the following:

•	the non-GAAP financial measures generally do not reflect all depreciation and amortization, and although the assets being depreciated and amortized will in some cases have to be replaced in the future, the measures do not reflect any cash requirements for such replacements;

•	the non-GAAP financial measures do not reflect the expense of equity awards to employees; and

•	the non-GAAP financial measures do not reflect the effect of earnings or charges resulting from matters that our management considers not indicative of our ongoing operations, but which may recur from year to year.

Because of their limitations, our non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for revenue, net income, earnings per diluted share, effective tax rate, and weighted average common shares outstanding-diluted prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis.